Grant Thornton

Grant Thornton LLP
Chartered Accountants
Management Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QSound Labs, Inc.

We have issued our report dated March 29, 2006, accompanying the consolidated financial statements included in the Annual Report of QSound Labs, Inc. on Form 20-F for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".

Grant Thornton LLP

Chartered Accountants
Calgary, Canada
April 13, 2006

Sun Life Plaza, East Tower
Suite 1000, 112 – 4th Avenue SW
Calgary, Alberta
T2P 0H3
T (403) 260-2500
F (403) 260-2571
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W www.GrantThornton.ca